As filed with the Securities and Exchange Commission on October 1, 2020

Registration No. 333-

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CTO Realty Growth, Inc.

(Exact name of registrant as specified in its charter)

Florida	59-0483700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1140 N. Williamson Blvd., Suite 140

Daytona Beach, Florida, 32114

(386) 274-2202

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel E. Smith, Esq.

Senior Vice President – General Counsel & Corporate Secretary

CTO Realty Growth, Inc.

1140 N. Williamson Boulevard, Suite 140

Daytona Beach, Florida, 32114

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Robert B. Robbins, Esq. Pillsbury Winthrop Shaw Pittman LLP 1200 Seventeenth St. NW Washington, DC 20036 (202) 663-8000	Ryan S. Brewer, Esq. Pillsbury Winthrop Shaw Pittman LLP 1200 Seventeenth St. NW Washington, DC 20036 (202) 663-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value	500,000	$40.27	$20,135,000	$2,196.73

(1)

In accordance with Rule 416(a) under the Securities Act, the Registrant is also registering hereunder an indeterminate number of shares of the Registrant’s common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices reported on the New York Stock Exchange on September 25, 2020

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 1, 2020

PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan

500,000 Shares of Common Stock

We are pleased to offer you the opportunity to participate in the CTO Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan. The Plan has two components: a dividend reinvestment component and a direct stock purchase component. The dividend reinvestment component provides our stockholders with an easy and economical way to designate all or any portion of the cash distributions, which we also refer to as dividends, on our common stock, par value $1.00 per share, or “common stock,” for reinvestment in additional shares of common stock. The direct stock purchase component permits our stockholders and new investors to purchase shares of our common stock in an economical and convenient manner.

This prospectus relates to 500,000 shares of common stock to be offered for purchase under the Plan. Our common stock is listed on the NYSE American, or NYSE, under the symbol “CTO.” On September 30, 2020, the closing price of our common stock was $44.10 per share.

Key features of the Plan are that you can:

•	Enroll in the Plan even if you are not a current CTO stockholder;

•	Purchase shares through the Plan without a personal broker and, in many cases, without paying a commission;

•	Automatically reinvest all or any portion of your cash dividends in additional shares of our common stock;

•	Purchase shares as a new investor with a minimum initial investment of $200 and invest up to $10,000 per month;

•	In some instances, subject to our approval, make optional cash payments in excess of $10,000 to purchase shares of our common stock, at a discount of 0% to 5% as we determine in our sole discretion;

•	Authorize automatic monthly investments of $50 or more in our common stock from a checking or savings account;

•	Transfer your shares easily; and

•	Own and transfer your shares without holding or delivering physical certificates.

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the Plan, please call the Plan Administrator, Computershare Trust Company N.A., or “Computershare,” toll free at 1-800-368-5948, 24 hours a day, seven days a week. Customer service representatives are available Monday through Friday, between the hours of 9:00 A.M. and 6:00 P.M. Eastern time.

Investing in our common stock involves risks. See the “Risk Factors” section on page 4 of this prospectus. Before buying our securities, you should read and consider the risk factors included in our periodic reports and in other information that we file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC.

This prospectus provides you with a general description of the Plan and the securities we may offer thereunder. You should read this prospectus and the other information described in “Incorporation of Certain Information by Reference” prior to investing.

As allowed by SEC rules, this prospectus does not contain all the information included in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus or that are incorporated by reference into this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. The registration statement can be read at the SEC website as discussed under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” the “Company” or “CTO” mean CTO Realty Growth, Inc. When we refer to our “Articles of Incorporation” we mean CTO’s Amended and Restated Articles of Incorporation, as amended. When we refer to our “Bylaws” we mean CTO’s Amended and Restated Bylaws, as amended. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties and other investments, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms, or by discussions of strategy, plans or intentions in this prospectus.

Factors that could materially and adversely affect us include, but are not limited to, the factors listed below:

•	we are subject to risks related to the ownership of commercial real estate that could affect the performance and value of our properties;

•	our business is dependent upon our tenants successfully operating their businesses, and their failure to do so could materially and adversely affect us;

•	competition that traditional retail tenants face from e-commerce retail sales, or the integration of brick and mortar stores with e-commerce retail operators, could adversely affect our business;

•

we operate in a highly competitive market for the acquisition of income properties and other investments and more established entities or other investors may be able to compete more effectively for acquisition opportunities than we can;

•	the loss of revenues from our income property portfolio or certain tenants would adversely impact our results of operations and cash flows;

•

our revenues include receipt of management fees and potentially incentive fees derived from our provision of management services to Alpine Income Property Trust, Inc. (“PINE”) and the loss or failure, or decline in the business or assets, of PINE could substantially reduce our revenues;

•

there are various potential conflicts of interest in our relationship with PINE, including our executive officers and/or directors who are also officers and/or directors of PINE, which could result in decisions that are not in the best interest of our stockholders;

•

a prolonged downturn in economic conditions could adversely impact our business, particularly with regard to our ability to maintain revenues from our income-producing assets and our ability to monetize parcels of land in Crisp39 SPV LLC;

•	a part of our investment strategy is focused on investing in commercial loan investments which may involve credit risk;

•	we may suffer losses when a borrower defaults on a loan and the value of the underlying collateral is less than the amount due;

•	the Company’s real estate investments are generally illiquid;

•

if we are not successful in utilizing the like-kind exchange structure in deploying the proceeds from dispositions of income properties, or our like-kind exchange transactions are disqualified, we could incur significant taxes and our results of operations and cash flows could be adversely impacted;

•	the Company may be unable to obtain debt or equity capital on favorable terms, if at all, or additional borrowings may impact our liquidity or ability to monetize any assets securing such borrowings;

•	servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to service or pay our debt;

•	our operations and properties could be adversely affected in the event of natural disasters, pandemics, or other significant disruptions;

•

we may encounter environmental problems which require remediation or the incurrence of significant costs to resolve, which could adversely impact our financial condition, results of operations, and cash flows; and

•

an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, may precipitate or materially exacerbate one or more of the above-mentioned risks, and may significantly disrupt or prevent us from operating our business in the ordinary course for an extended period.

You should consider the risks described in the “Risk Factors” section of this prospectus and the “Risk Factors” section of our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Report on Form 10-Q, in evaluating any forward-looking statements included or incorporated by refence in this prospectus.

Given these uncertainties, you should not place undue reliance on forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed or incorporated by reference in this prospectus may not occur and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements.

RISK FACTORS

An investment in our common stock involves certain risks. See Questions 39 and 40 beginning on page 19 of this prospectus. Before buying our securities, you should read and consider the risk factors included in our periodic reports, including the risk factors described in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, and the information that we file with the SEC, all of which is incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference.”

THE COMPANY

We are a diversified real estate operating company. As of June 30, 2020, we owned and managed, sometimes utilizing third-party property management companies, thirty-one commercial real estate properties in twelve states in the United States, with approximately 2.2 million square feet of gross leasable space. Our current portfolio of 25 single-tenant income properties had a weighted average remaining lease term of 13.7 years as of June 30, 2020. Our current portfolio of six multi-tenant properties had a weighted average remaining lease term of 5.0 years as of June 30, 2020.

In addition to our income property portfolio, our business includes:

Management Services:

•

A fee-based management business that is engaged in managing PINE and a joint venture that held approximately 4,900 acres of undeveloped land in Daytona Beach, Florida (the “Land JV”). As a result of transactions subsequent to June 30, 2020, as of August 6, 2020, the Land JV holds approximately 1,800 acres of undeveloped land in Dayton Beach, Florida.

Commercial Loan Investments:

•	A portfolio of commercial loan investments.

Real Estate Operations:

•	A portfolio of mineral interests consisting of approximately 455,000 subsurface acres in 20 counties in the State of Florida and a portfolio of mitigation credits.

•	A retained interest in the Land JV which is seeking to sell approximately 1,800 acres of undeveloped land in Daytona Beach, Florida.

•

An interest in a joint venture (the “Mitigation Bank JV”) that owns an approximately 2,500 acre parcel of land in the western part of Daytona Beach, Florida, and which is engaged in the operation of a mitigation bank, which, pursuant to a mitigation plan approved by the applicable state and federal authorities, produces mitigation credits that are marketed and sold to developers of land in the Daytona Beach area for the purpose of enabling the developers to obtain certain regulatory permits.

Our business also includes the current value of our initial investment in PINE of approximately $33.2 million, or approximately 23.5% of PINE’s outstanding equity, including the units of limited partnership interest we hold in Alpine Income Property OP, LP, which are exchangeable into either cash or common stock of PINE on a one-for-one basis, at PINE’s election. Our investment in PINE should generate investment income through the dividends distributed by PINE. In addition to the dividends we receive from PINE, our investment in PINE may benefit from any appreciation in PINE’s stock price, although no assurances can be provided that such appreciation will occur, the amount by which our investment will increase in value, or the timing thereof.

We are incorporated under the laws of the State of Florida. Our principal executive offices are located at 1140 N. Williamson Blvd., Suite 140, Daytona Beach, Florida, and our telephone number is (386) 274-2202. Our website is www.ctorealtygrowth.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation of Certain Information by Reference,” the information and other content contained on our website are not incorporated by reference and does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

INFORMATION ABOUT THE PLAN

1.	What is the purpose of the Plan?

The Plan is a convenient and economical stock purchase program available for existing investors to increase their holdings and for new investors to make an initial investment in our common stock. Participants in the Plan may have all or any portion of their cash dividends automatically reinvested in our common stock. Participants may also elect to make optional cash investments through the Plan Administrator, Computershare Trust Company, N.A., which we refer to as Computershare. The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in our common stock. We may also use the Plan to raise additional capital through the direct sale of our common stock to stockholders or new investors, who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the cash purchase feature of the Plan will allow for these sales to raise additional capital.

Participation in the Plan is voluntary, and we give no advice regarding your decision to join the Plan. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience. In addition, enrollment forms are also available, and may be completed, online. You can access these services through Computershare’s website, www.computershare.com/investor.

2.	What options are available under the Plan?

If you are a CTO stockholder and elect to participate in the Plan, you may have cash dividends on all or any portion of our common stock held by you automatically reinvested in additional common stock. If you are a new investor, you may make an initial investment through the Plan, subject to a minimum investment of $200 and a maximum investment of $10,000. As a participant in the Plan, you may also make optional cash investments through the Plan, subject to a minimum investment of $50 per month and a maximum investment of $10,000 per month. We may permit an initial investment and optional cash investments in greater amounts, at our discretion. Optional cash investments in excess of $10,000 per month may be made pursuant to a written request and are not subject to a predetermined maximum limit on the amount of the investment. We may establish a discount ranging from 0% to 5% with respect to shares purchased from us for cash purchases exceeding $10,000 per month that we have approved pursuant to a Request for Waiver. Please refer to Question 8 for additional information regarding initial investments, and to Questions 12 through 14 for further information regarding optional cash investments.

3.	What are the benefits and disadvantages of the Plan?

The primary benefits of participating in the Plan are as follows:

•	You may automatically reinvest cash dividends on all or a portion of your holdings of common stock in additional shares of common stock.

•

You may also invest in common stock by making cash investments, subject to a minimum and maximum amount. You may make cash purchases up to a maximum amount of $10,000 by check or via the internet from a pre-designated bank account. You may make cash investments occasionally or at regular intervals. You may make cash investments even if you do not elect to participate in the Plan’s dividend reinvestment option. You may make cash purchases whether you currently own common stock or are a new investor.

•	Common stock purchased directly from us under the Plan will be issued without a sales commission.

•

Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares computed up to six decimal places. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all such shares, including fractional shares, will be used to purchase additional shares of common stock, unless you specify otherwise.

•

You may direct the Plan Administrator to transfer at any time, at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person as long as you meet all of the transfer requirements as set forth in Question 27.

•

The Plan offers a “share safekeeping” service that allows you to deposit your common stock certificates with the Plan Administrator at no cost and to have your ownership of common stock purchased under the Plan maintained on the Plan Administrator’s records in uncertificated form as part of your Plan account, if you so desire.

•

You will receive statements containing information on all Plan transactions in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis that contain year-to-date information, that are designed to simplify your recordkeeping.

The primary disadvantages of participating in the Plan are as follows:

•

Your investment in our common stock purchased under the Plan is not different from any investment in our common stock that you purchase directly. We cannot assure you of a profit or protect against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

•

If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend on the related date of purchase of common stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 37 “What are the U.S. federal income tax consequences of participating in the Plan?”

•

You will have limited control over the specific timing of purchases and sales of common stock under the Plan. Because the Plan Administrator must receive funds for a cash purchase prior to the actual purchase date of the common stock, your investments may be exposed to changes in market conditions.

•

We may, in our sole discretion, without prior notice, change our determination as to whether common stock will be purchased by the Plan Administrator directly from us or through open market or privately negotiated purchases.

•	No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you. See Questions 17 and 21.

•	The purchase price for common stock purchased under the Plan may exceed the price of acquiring common stock on the open market at any given time on the actual purchase date.

4.	Who is eligible to participate in the Plan?

The Plan is open to all U.S. residents, whether or not they currently own our common stock.

5.	Can non-U.S. citizens participate in the Plan?

Yes. If you are not a U.S. citizen, you can participate in the Plan, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to terminate the participation of any stockholder if we deem it advisable under any laws or regulations. You will be subject to certain tax withholding regarding dividends that are reinvested.

6.	How do I enroll in the Plan if I am already a CTO stockholder?

After being furnished with a copy of this prospectus, you may join the Plan at any time by enrolling online through Computershare at www.computershare.com/investor or by completing and returning the enclosed enrollment form. All Plan materials, including enrollment forms, as well as other Plan forms and this prospectus, are available through the Plan Administrator as indicated in the answer to Question 30 below.

You will become a participant after a properly completed enrollment form has been received and accepted by the Plan Administrator or after you enroll online.

7.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the Plan?

If you are the beneficial owner of common stock registered in “street name” (for example, in the name of a bank, broker or trustee), you may participate in the Plan by either: (1) transferring those shares of common stock into your own name and depositing those shares of common stock into the Plan for safekeeping and/or electing to reinvest cash dividend payments on those shares of common stock (see the answer to Question 27); or (2) making arrangements with your record or registered holder (for example, your bank, broker or trustee, who will become the participant) to participate in the Plan on your behalf. You may also enroll in the same manner as someone who is not a shareholder as indicated in in the answer to Question 8 below.

8.	I am not currently a CTO stockholder. How do I enroll in the Plan?

If you do not currently own any of our common stock and you wish to become a stockholder and a participant in the Plan, you may join the Plan by using one of the following methods.

Internet. Go to www.computershare.com/investor and follow the instructions provided for opening a CTO stockholder account. You will be asked to complete an online enrollment form and to submit an initial investment. To make your initial investment, you may (a) authorize a one-time deduction from your U.S. bank account for at least $200 up to a maximum of $10,000 or (b) authorize automatic monthly deductions from your U.S. bank account for a minimum of $50 (and up to a maximum of $10,000) for at least four consecutive purchases. Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying Computershare. See Question 12 below for more information.

Mail. Complete the enclosed enrollment form and return it, along with your initial investment, to the address provided. To make your initial investment, you may (a) enclose a check for a minimum of $200 up to a maximum of $10,000, made payable to “Computershare—CTO,” or (b) authorize automatic monthly deductions from your U.S. bank account for a minimum of $50 (and up to a maximum of $10,000) for at least four consecutive purchases. Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying Computershare. See Question 12 below for more information.

All money must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler’s checks and third party checks will not be accepted.

Additional enrollment materials can be obtained by calling Computershare 1-800-368-5948 or by accessing Computershare’s website at www.computershare.com/investor.

9.	Are there fees associated with participation in the Plan?

Yes. The following fees apply to your enrollment and participation in the Plan:

Costs to the Participant

	One Time Fee	Service Fee	Processing Fee (Including Brokerage Commissions)
Initial Investment Fee for First-Time Investors	None	None	None
Subsequent Purchases and Dividend Reinvestments	None	None	None
Batch Order Sales	None	$25	$0.12 per share
Limit Order Sales	None	$25	$0.12 per share
Good-Till-Cancel Limit Order	None	$25	$0.12 per share
Market Order Sales	None	$25	$0.12 per share
Sales processed over the telephone by a customer service representative	Customer service representative will entail an additional transaction fee of $15
Insufficient Funds	$35, see Question 20 For More information	None	None

10.	What are the dividend payment options?

You may select from the following dividend options:

Full Dividend Reinvestment. You may elect to reinvest all of your cash dividends (less any required tax withholding) by designating your election on your enrollment form. Dividends paid on all shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock. Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends.

Partial Dividend Reinvestment. You may elect to receive part of your dividends (less any required tax withholding) in cash by designating your election on your enrollment form. If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock.

No Dividend Reinvestment. You may elect to receive all of your dividends in cash by designating your election on your enrollment form. Dividends paid on all shares registered in your name in certificate form and/or credited to your account will be paid in cash. Dividends paid in cash will be sent to you by check or by direct deposit (as you may elect) in the manner in which such dividends are sent to stockholders of the Company.

11.	If I reinvest dividends, will I still owe taxes on the amount reinvested?

Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service, or IRS. You will be treated for federal income tax purposes as having received a dividend on the related date of purchase of common stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 37 below for more information.

Computershare will begin to reinvest your dividends automatically on the next dividend payment date after Computershare receives your fully completed enrollment form and initial investment, if applicable. If your completed enrollment form and initial investment, if applicable, arrive after the record date, reinvestment may not begin until the following dividend.

12.	How do I make an additional investment?

You may make optional cash investments by choosing any of the following three options:

Check Investment. You may make optional cash investments in our common stock by sending to Computershare a check for the purchase of additional shares. The check must be made payable to “Computershare—CTO,” drawn on a U.S. bank and payable in U.S. dollars. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, Computershare is unable to accept checks clearing through non-U.S. banks. All checks should be sent to Computershare, at the address provided in Question 30. Computershare will not accept cash, money orders, traveler’s checks or third party checks.

Automatic Investment from a Bank Account. You may elect to have funds automatically withdrawn every month from your checking or savings account by electronic funds transfer at a qualified U.S. financial institution. You may elect the automatic cash withdrawal option online at www.computershare.com/investor, or by completing and returning a direct debit authorization form, along with a voided blank check or a checking or savings account deposit slip. Please allow four to six weeks for the first investment to be initiated. Once automatic deductions begin, funds will be withdrawn from your bank account on the twelfth (12th) day of each month, or the next business day if that day is not a business day. Funds so withdrawn will be invested on the next Purchase Date (as described in the response to Question 17).

Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying Computershare. You may change the amount of money or terminate the automatic monthly withdrawal of funds by going to www.computershare.com/investor, or by completing and submitting a new direct debit authorization form. To be effective for a particular month, Computershare must receive your request at least seven business days prior to the applicable debit date.

Online Investments. You may make optional cash investments online through Computershare’s website, www.computershare.com/investor. In order to purchase shares online, you must authorize the withdrawal of funds from your U.S. bank account.

See Question 17 for information regarding Purchase Dates.

13.	What are the minimum and maximum amounts for optional cash investments?

If you are a current stockholder, you may make optional cash investments by check or automatic deduction from a U.S. bank account subject to a minimum investment of $50 per month, and up to a maximum of $10,000 per month (except pursuant to a request for approval to make an optional cash investment in excess of $10,000, as described below).

We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants.

14.	How do I make optional cash investments in excess of $10,000 per month?

Investments in excess of $10,000 per month may be made only pursuant to our acceptance of a request to make an optional cash investment in excess of $10,000, which shall be made on a request form, which we also refer to as a Request for Waiver. We expect to approve requests from financial intermediaries, including brokers and dealers, and other participants from time to time.

We have the sole discretion to approve, reduce or reject any request to make an optional cash investment in excess of the $10,000 maximum allowable amount during any month. We may grant such requests by any method that we determine to be appropriate. In deciding whether to approve, reduce or reject your request, we may consider, among other things, the following factors:

•	our need for additional funds;

•	our desire to obtain such additional funds through the sale of our common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of our common stock;

•	the extent and nature of your prior participation in the Plan;

•	the number of shares of common stock you hold of record;

•	the total amount of optional cash investments in excess of $10,000 for which requests have been submitted;

•	order of receipt of Request for Waiver; and

•	whether, at the time of such request, the Plan Administrator is acquiring our common stock for the Plan directly from us or through open market transactions.

We will decide whether to approve a submitted Request for Waiver within ten business days of the receipt of the request. If you do not receive a response from us in connection with your request, you should assume that we have denied your request.

If a request is approved, funds must be received by the Plan Administrator by wire transfer no later than 3:00 P.M., Eastern time, one business day prior to the first day of the relevant Pricing Period (as defined below). We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. To obtain a request form or additional information, a participant may call us at (386) 274-2202. Completed request forms should be emailed directly to us at corporatesecretary@ctorealtygrowth.com or such other email as we may establish from time to time.

Purchase Price of Shares for Optional Cash Investments in Excess of $10,000. Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the establishment of a Threshold Price as more fully described below. The Purchase Price may be reduced by the Waiver Discount that we have provided for optional cash investments in excess of $10,000 on each Purchase Date. If we grant your request to purchase shares pursuant to a Request for Waiver, there will be a Pricing Period, which will generally consist of one to 12 consecutive separate trading days on the NYSE.

Each of these separate trading days will be a Purchase Date, and an equal proportion of your optional cash investment will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Purchase Date will be equal to the consolidated volume weighted average price (subject to change as provided below), rounded to four decimal places, of our common stock as reported by the NYSE, obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that Purchase Date, less any Waiver Discount. For example, if a cash investment of $1,000,000 is made pursuant to an approved Request for Waiver, and the Pricing Period consists of ten trading days, there would be ten separate investments, each for $100,000, beginning on the Pricing Period commencement date and continuing for ten trading days. The number of shares purchased for each Purchase Date would be calculated by dividing the proportionate amount of the approved waiver request amount, in this example $100,000, by the consolidated volume weighted average price obtained from Bloomberg, LP, rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that Purchase Date, less any Waiver Discount. Plan shares will not be available to Plan participants until the conclusion of each Pricing Period, unless we activate the Continuous Settlement Feature (see below).

The Plan Administrator will apply all optional cash purchases made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of common stock on each Purchase Date of the applicable Pricing Period.

Threshold Price. We may establish for a Pricing Period a minimum price, or Threshold Price, applicable to optional cash purchases made pursuant to a Request for Waiver. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the consolidated volume weighted average price, rounded to four decimal places, of our common stock as reported on the NYSE, obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the consolidated volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of our common stock are made on the NYSE. For example, if the Threshold Price is not met for two of the trading days in a 10 day Pricing Period, then we will return 20% of the funds you submitted in connection with your Request for Waiver unless we have activated the Pricing Period Extension Feature for the Pricing Period which is described below.

Pricing Period Extension Feature. We may elect to activate for any particular Pricing Period the Pricing Period Extension Feature which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which there are no trades of our common stock reported by the NYSE, subject to a maximum of five trading days. If we elect to activate the Pricing Period Extension Feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common stock were not reported. For example, if the determined Pricing Period is 10 days, and the Threshold Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had activated the Pricing Period Extension Feature at the time of the Request for Waiver acceptance, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become Purchase Dates in lieu of the three days on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash purchase will be invested.

Continuous Settlement Feature. If we elect to activate the Continuous Settlement Feature, shares will be available to Plan Participants within three business days of each Purchase Date beginning on the first trading day in the relevant Pricing Period and ending on the final trading day in the relevant Pricing Period, with an equal amount being invested on each such day, subject to the qualifications set forth above. We may elect to activate the Continuous Settlement Feature, at the time of the Request for Waiver form acceptance.

Return of Unsubscribed Funds. We will return a portion of each optional cash investment in excess of $10,000 for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no trades of our common stock are reported on the NYSE, which we refer to as unsubscribed funds. Any unsubscribed funds will be returned within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days on which the Threshold Price was not met compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 10-day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.

The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments in excess of $10,000. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we nor the Plan Administrator is required to give you notice of the Threshold Price for any Pricing Period.

Waiver Discount. We may establish a discount from the market price applicable to optional cash investments in excess of $10,000 made pursuant to a Request for Waiver. This discount, which we also refer to as the Waiver Discount, may be between 0% and 5% of the purchase price and may vary for each Pricing Period and for each optional cash investment.

The Waiver Discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds, current and projected capital needs and other factors. Setting a Waiver Discount for a particular Pricing Period shall not affect the setting of a Waiver Discount for any other Pricing Period. The Waiver Discount will apply only to optional cash investments of more than $10,000 (or other applicable maximum monthly amount). The Waiver Discount will apply to the entire optional cash investment and not just the portion of the optional cash investment that exceeds $10,000.

15.	What transactions can I conduct through Computershare’s online services?

Computershare offers you a convenient way to invest in our common stock completely online, without having to send in any forms or checks by mail. Through Computershare’s online services, you may:

•	Enroll in the Plan;

•	Authorize a one-time withdrawal of funds from your U.S. bank account to make your initial investment or to purchase additional share of our common stock;

•	Establish automatic monthly investments;

•	Change your dividend reinvestment election;

•	Review your transaction history and position summary;

•	Request certificates;

•	Arrange for online sales of some or all of your shares;

•	Download enrollment and other forms;

•	Update personal information;

•	Receive transaction confirmations via email; and

•	Arrange to receive CTO annual reports and other materials over the Internet.

You can access these services through the Investor Center section of Computershare’s website, www.computershare.com/investor. Participation in the Plan through the Internet is entirely voluntary.

If you are currently a CTO stockholder, you will need your account number, social security number and password to access your account online.

16.	What is the source of our common stock purchased through the Plan?

Shares will be purchased by the Plan Administrator:

•	directly from us—either in the form of newly issued shares or treasury shares;

•	from parties other than us, through open market transactions; or

•	using a combination of direct purchases and open market transactions; in each case, at our sole discretion.

We may also, without prior notice to participants, change our determination as to whether shares of our common stock will be purchased by the Plan Administrator directly from us or in the open market or in privately negotiated transactions.

Share purchases in the open market may be made on any stock exchange where shares of our common stock are traded or in privately negotiated transactions on such terms as Computershare may reasonably determine. Neither CTO nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by Computershare and no one, other than Computershare, may select the broker or dealer through or from whom purchases are to be made.

17.	When will shares be purchased under the Plan?

The “Purchase Date” is the date or dates on which the Plan Administrator purchases common stock for the Plan, as described below.

Dividend Reinvestments. If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding NYSE trading days necessary to complete the order). If the dividend payment date falls on a day that is not a NYSE trading day, then the investment will occur on the next NYSE trading day. In addition, if the dividend is payable on a day when optional cash payments are to be invested, dividend funds may be commingled with any such pending cash investments and a combined order may be executed. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the dividend payment date or, if the dividend payment date falls on a day that is not a NYSE trading day, the next NYSE trading day) and ending no later than 30 days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

Initial and Optional Cash Investments up to and including $10,000. If the Plan Administrator acquires shares directly from us, then the Purchase Date for cash investments up to and including $10,000 will be on the 15th calendar day of each month, or the next NYSE trading day if the 15th day is not a NYSE trading day. If the Plan Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer or privately negotiated transaction. Such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the 15th calendar day of each month, or if the 15th day is not a NYSE trading day, the next NYSE trading day) and will be completed no later than 35 days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

Optional cash investments made by check must be received by the Plan Administrator on or before the third business day prior to the next Purchase Date (as described in this Question 17). No interest will be paid on payments received and held pending investment by the Plan Administrator.

Initial and optional cash investments received after the applicable investment date deadline will be applied to purchase shares on the following Purchase Date. If you are investing online, please refer to your confirmation page for the estimated debit date for your one-time deduction. The Plan Administrator will commingle all funds received from participants. Once you have placed your order, you may only request a cash refund or otherwise change your order if your request is received by Computershare within two business days of any investment date. No interest will be paid on funds pending investment held by Computershare.

Initial and Optional Cash Investments in Excess of $10,000. The Purchase Dates for optional cash purchases in excess of $10,000 per month are discussed in response to Question 14.

18.	At what price will shares be purchased?

The price of shares for dividend reinvestment and optional cash purchases of less than $10,000 will be determined as follows:

•

If the shares are purchased in the open market, Computershare may combine Plan participant purchase requests with other purchase requests received from other Plan participants and will generally batch purchase types (dividend and optional cash investments) for separate execution by Computershare’s broker. Computershare may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, Computershare’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of common stock purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash investments or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by the Computershare’s broker on that Purchase Date.

•

If the shares are purchased from us, the purchase price will be the volume weighted average price, rounded to four decimal places, of our common stock as reported by the New York Stock Exchange, obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that Purchase Date, or, if no trading occurs in common stock on the applicable Purchase Date, the first NYSE trading day immediately preceding the Purchase Date for which trades are reported.

The purchase price for optional cash investments in excess of $10,000 per month is discussed in response to Question 14.

19.	Will fractional shares be purchased?

If any dividend or optional cash investment is not sufficient to purchase a whole share, a fractional share equivalent will be credited to your account. Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

20.	How are payments with “insufficient funds” handled?

In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an automatic debit, Computershare will consider the request for investment of that purchase null and void. Computershare will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, Computershare may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $35.00 charge for any check, electronic funds transfer or other deposit that is returned unpaid by your bank. This fee will be collected by Computershare through the sale of the number of shares from your Plan account necessary to satisfy the fee.

21.	Will interest be paid on Plan accounts?

No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

22.	Who will hold the additional shares purchased through the Plan?

Shares purchased through the Plan are held in safekeeping in book-entry form on Computershare’s records.

The number of shares (including fractional interests) held for each participant will be shown on each account statement. Keeping shares in book-entry form protects against certificate loss, theft and destruction.

23.	How may I receive a stock certificate?

You may obtain a physical stock certificate for some or all of your whole shares at any time by requesting Computershare to withdraw shares from your Plan account. There is a fee of $25.00 for certificate issuance. You may make such a request by going to www.computershare.com/ investor, calling Computershare directly at 1-800-368-5948 or by using the tear-off form attached to the account statement. Certificates are normally issued to participants within five business days after receipt of the request. Issuing a certificate for shares held in your Plan account does not affect the automatic reinvestment of your dividends unless you withdraw all of the shares held in your Plan account. No certificates will be issued for fractional shares. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares, and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then current market price of our common stock, less any processing fee, sales fee and any other costs of sale. Please refer to Question 29 for instructions on closing your Plan account.

24.	How do I replace a lost, stolen or destroyed stock certificate?

If your stock certificate is lost, stolen or destroyed, you should notify Computershare immediately so that a stop transfer order can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist Computershare in identifying which certificate to place a stop transfer order against (certificate number, number of shares, date issued, etc.). Computershare will send you the forms necessary for issuing a replacement certificate. Please note that there is a fee of approximately 3% of the market value of the shares (minimum of $50.00) charged to purchase the replacement indemnity bond.

25.	May I add my physical CTO common stock to my Plan account for safekeeping?

At the time of enrollment in the Plan or at any later time, you may use the Plan’s stock certificate safekeeping service to deposit with Computershare any common stock in certificate form in your possession and registered in your name. To combine shares held in certificate form with shares held through your Plan account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to Computershare at the address provided in Question 30. You should not sign the certificate(s) or complete the assignment section. Since you bear the risk of loss in transit, you should send your stock certificates by registered mail, return receipt requested and properly insured. Shares held through your Plan account will be protected against certificate loss, theft and damage.

26.	How may I sell shares I hold through the Plan?

You can sell some or all of the shares held in your Plan account by contacting Computershare. You have four choices when making a sale, depending on how you submit your sale request, as follows:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Center or by calling Computershare directly at 1-800-368-5948. Market order sale requests received at www.computershare.com/investor through Investor Center or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by Computershare’s broker, less applicable fees. Computershare will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call Computershare directly at 1-800-368-5948. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. See the response to Question 9.

•

Batch Order: A batch order is an accumulation of all sales request for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the NYSE is open for trading and sufficient market liquidity exists. Batch order sales may only be submitted in writing. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. Computershare may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan, participant shall be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, less applicable fees. See response to Question 9.

•

Day Limit Order: A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the NYSE, by Computershare at its sole discretion or if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-800-368-5948.

•

Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day, a separate fee will be charged for each such day. See response to Question 9. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the NYSE, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-800-368-5948.

•

General: All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions Computershare is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. Computershare may, under certain circumstances, require a transaction request to be submitted in writing. Please contact Computershare to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours of after your sale transaction has settled.

Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than Computershare, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by Computershare and the ultimate sale on the open market. Instructions sent to Computershare to sell shares are binding and may not be rescinded, except as otherwise set forth above. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

27.	Can I transfer shares that I hold in the Plan to someone else?

Yes. Please visit the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide. You may also call Computershare at 1-800-368-5948 for complete transfer instructions or go to www.computershare.com/investor to download the appropriate materials. You will be asked to send Computershare written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

You may transfer shares to new or existing CTO stockholders. You may not transfer fractional shares unless you are transferring all of your shares.

28.	I have just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call Computershare at 1-800-368-5948 or write to them at the address provided in Question 30. You can also update your personal data through Computershare’s online services at www.computershare.com/investor.

29.	How may I modify or close my Plan account?

•

Changing Dividend Options. You may change dividend options through the Internet at www.computershare.com/investor, by telephone, or by submitting a new election to the Plan Administrator. To be effective for a specific dividend, Computershare must receive any change before the record date for such dividend. Record dates are usually 14 days prior to dividend payment dates.

•

Stopping Dividend Reinvestment. You may stop reinvestment of cash dividends at any time through the Internet at www.computershare.com/investor, by telephone or by sending instructions to Computershare. If Computershare receives your request to stop dividend reinvestment near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may pay such dividends in cash or reinvest them in common stock on your behalf. In the event reinvestment is made, Computershare will process your request to stop dividend reinvestment as soon as possible, but in no event later than five business days after the investment is made. After processing your request to stop dividend reinvestment, any shares credited to your account under the Plan will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares you hold in stock certificate form, will be paid in cash by check or by direct deposit, as you may elect.

•	Closing your Plan account. You may close your Plan account by:

(a)

Requesting that Computershare move your whole shares to a book-entry account or issue a share certificate for all of your whole shares and a check for the value of any fractional share. See Question 23 for additional information on requesting a stock certificate; or

(b)

Requesting that Computershare sell the shares held in your Plan account on the open market and remit to you a check for the proceeds for all full and fractional shares, less a service fee and applicable processing fees. See Question 26 for additional information on sales.

If you have been reinvesting your dividends and Computershare receives your notice of termination near a dividend payment record date, Computershare, in its sole discretion, may either pay your dividend in cash or reinvest your dividend on your behalf. If Computershare reinvests your dividend, Computershare will process your termination as soon as practicable after the reinvestment transaction is completed.

30.	Who administers and interprets the Plan? How do I contact them?

Administration of the Plan is conducted by the individual (who may be an employee of our Company), bank, trust company or other entity (including our Company) appointed from time to time by us to act as administrator of the Plan. Computershare is the current Plan Administrator. The Plan Administrator is responsible for administering the Plan, receiving all your cash investments, maintaining records of account activities, issuing statements of account and performing other duties required by the Plan. The number of shares credited to your account under the Plan will be shown on your statement of account.

You may contact Computershare by:

Internet. You can obtain information and perform certain transactions on your Plan account on the Computershare website at www.computershare.com/investor.

Telephone. You can telephone Computershare toll-free within the United States and Canada by calling 1-800-368-5948 or (781) 575-4223 outside the United States or Canada. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Friday, between the hours of 9:00 A.M. and 6:00 P.M. Eastern time, (except holidays).

Mail. You may write to the Plan Administrator at the following address:

CTO c/o Computershare Trust Company, N.A.

P.O. Box 505000

Louisville, Kentucky 40233-5000

You should be sure to include your name, address, daytime phone number, account number and a reference to CTO on all correspondence.

31.	What reports will I receive?

Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of dividend reinvestment, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service fees, as well as any activity associated with share deposits, transfers or withdrawals. These statements are a record of your Plan account activity and identify your cumulative share position. Please notify Computershare promptly if your address changes. In addition, you will receive copies of the same communications sent to all other holders of our common stock, such as our annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them. In addition, you can review your current account status, Plan options and transaction history online at any time at www.computershare.com/investor.

Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

32.	What if CTO issues a stock dividend or declares a stock split or rights offering?

Any stock dividends or split shares distributed by us to you will be based on both the common stock registered in your name in certificate form and the shares (whole and fractional) credited to your Plan account. Such stock dividend or stock split shares will be added to your Plan account in book-entry form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Plan account. Any transactions under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

33.	How do I vote my Plan shares at stockholders’ meetings?

In connection with any meeting of our stockholders, you will receive proxy materials either online or by mail based on your preference. Such material will include a proxy card representing both the shares for which you hold physical certificates and the shares held in your Plan account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with our recommendations. This is the same procedure that is followed for all other stockholders who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted. As an alternative to returning your proxy card, you may also vote all of your shares in person at the stockholders’ meeting.

34.	Can the Plan be changed?

We may suspend, modify or terminate the Plan at any time in our sole discretion. All participants will receive notice following any such suspension, modification or termination. Amendments may include our appointment of a successor Plan Administrator, who will have full power and authority to deliver services pursuant to the Plan or any separate replacement service program. If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.

Computershare also may terminate your Plan account if you do not own at least one whole share. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any service and processing fees, and your account will be closed.

35.	What are the responsibilities of CTO and Computershare under the Plan?

Neither we, our subsidiaries, our affiliates, nor Computershare will be liable for any act or omission to act, which was done in good faith, including any claim of liability (1) arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased, and (2) with respect to the prices or times at which shares are purchased or sold for you.

Computershare will have no liability for failed executions due to reasons beyond Computershare’s control. In no event shall CTO, Computershare or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase.

You should recognize that neither CTO nor Computershare can assure you of a profit or protect you against a loss on shares purchased through the Plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

36.	Will dividends continue to be paid while the Plan is in effect?

CTO has paid dividends on a continuous basis since 1976, the year in which its initial dividends were paid. The level of future dividends will be subject to an ongoing review of the CTO’s operating results and financial position and, among other factors, the overall economy, with an emphasis on the real estate market and our capital needs. Our Board of Directors has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors. While we expect to continue paying distributions to our stockholders, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

37.	What are the U.S. federal income tax consequences of participating in the Plan?

This is a general discussion of the certain U.S. federal income tax consequences of the program, and does not constitute tax advice. You should consult your own tax advisor with respect to the tax consequences of participation in the program (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation. The following summary is based upon existing tax laws, regulations and ruling on the date of this prospectus. All of the foregoing are subject to different interpretations and are also subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Cash dividends reinvested under the program will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends earned by you during the year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service on IRS Form 1099-DIV shortly after the close of each year.

You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your program account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for a fractional share credited to your account. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares plus allocable per share processing fees paid, if any). Sales will be reported to you and the U.S. Internal Revenue Service on IRS Form 1099-B shortly after the end of the year.

Dividends paid on shares in the program accounts, and proceeds from a sale of shares, may be subject to the “backup withholding” provisions of the Internal Revenue Code. If you fail to furnish a properly completed Form W-9 or its equivalent or are otherwise subject to backup withholding, Computershare must withhold and pay over to the Internal Revenue Service a withholding tax at the current withholding rate prescribed by Section 3406 of the Internal Revenue Code from the amount of dividends, the proceeds of the sale of a fractional share, and the proceeds of any sale of whole shares, unless you are exempt from backup withholding. Dividends of a nonresident foreign stockholder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, if the participant provides appropriate documentation to claim the benefit of the treaty. If you are a nonresident foreign stockholder whose dividends are subject to U.S. federal income tax withholding, the amount of the tax to be withheld will be deducted from the amount of dividends, and your election regarding dividend reinvestment will apply to the net amount of dividends remaining after such deduction for tax withholding.

See “U.S. FEDERAL INCOME TAX CONSIDERATIONS” on page 24 of this prospectus for more information.

The above summary is not a comprehensive summary of all the tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisor regarding the consequences of participation in the Plan.

38.	Can I pledge my Plan shares?

You may not pledge or assign book-entry shares held in your Plan account. Unless you first remove your shares from the Plan and request share certificates for the shares, please note that you will not be able to pledge or hypothecate any shares held in your Plan account.

39.	Am I protected against losses?

Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the Purchase Price for shares acquired through the Plan will vary and cannot be predicted. The Purchase Price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell—both as to timing and pricing terms and related expenses—or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

Other important factors and risks are identified in the response to Question 40 below and in the section of this prospectus titled “Risk Factors.” You are encouraged to review these risk factors carefully.

40.	What other risks will I face through my participation in the Plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

•

There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

•

The Purchase Price for shares purchased or sold under the Plan will vary. The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a Purchase Price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or Purchase Date, or sale date, as appropriate.

•

We may not be able to pay dividends. The level of future dividends will be subject to an ongoing review of our operating results and financial position and, among other factors, the overall economy, with an emphasis on the real estate market and our capital needs. Our Board of Directors has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors. The amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

•

You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

•

The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock is currently traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

Other important factors and risks are identified in section of this prospectus titled “Risk Factors.” You are encouraged to review these risk factors carefully.

USE OF PROCEEDS

Unless otherwise indicated by us from time to time, we intend to use the net proceeds from any sale of common stock for general business purposes, which may include funding the acquisition, development or financing of properties and repayment of debt. We have no basis for estimating either the number of shares of common stock that ultimately will be purchased directly from us, if any, under the Plan or the prices at which such shares of common stock will be sold. If the Plan Administrator purchases common stock in the open market under the Plan, we will not receive any proceeds.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary and is subject to, and qualified in its entirety by reference to, the provisions governing such shares contained in our Articles of Incorporation and Bylaws, copies of which we have previously filed with the SEC. Because the following is a summary, it does not contain all of the information that may be important to you. You are strongly encouraged to read our Articles of Incorporation and Bylaws. See “Where You Can Find More Information” for information about how to obtain copies of the Articles of Incorporation and Bylaws.

General

Our authorized capital stock consists of 50,000 shares of preferred stock, par value $100.00 per share, of which no shares are outstanding, and 25,000,000 shares of common stock, par value $1.00 per share, of which 4,715,121 shares were outstanding on July 31, 2020.

Common Stock

The holders of common stock are entitled to one vote per share on all other matters submitted to a vote of stockholders, including the election of the Board of Directors. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of CTO holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of any preferential rights of the holders of the preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions, and there is no liability for further calls or assessments by CTO.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain provisions that make it more difficult to acquire control of CTO by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of CTO to negotiate with our directors. We believe that, as a general rule, the interests of our stockholders would be best served if any change in control results from negotiations with our directors.

Business Combinations

Our Articles of Incorporation generally prohibit CTO from engaging in a broad range of business combinations or other extraordinary corporate transactions with a “Related Person” without the approval of the holders (i) 85% of the outstanding shares of “Voting Stock” of CTO and (ii) not less than 67% of the outstanding shares of Voting Stock held by stockholders other than a Related Person, unless:

·	the transaction was approved by a two-thirds vote of the Board of Directors;

·	the transaction is between CTO and a wholly-owned subsidiary of CTO; or

·	the consideration paid to the holders of the CTO’s Voting Stock is at least equal to certain fair price criteria.

For purposes of our Articles of Incorporation, the term (a) “Voting Stock” means all outstanding shares of capital stock of CTO entitled to vote generally in the election of directors and (b) “Related Person” means any person, or affiliate of such person, which is the beneficial owner on the date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of stockholders to approve such transaction) is entered into by CTO, as authorized by the Board of Directors, or immediately prior to the consummation of a transaction, or both, of 10% or more of the Voting Stock or any person, or affiliate of such person, who is an affiliate of CTO and at any time within five years preceding the date of the aforesaid agreement was the beneficial owner of 10% or more of the then outstanding Voting Stock.

Action by Written Consent; Special Meetings of Stockholders

Our Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, except with the written consent of two-thirds of the full Board of Directors. Our Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called by holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Advance Notice Procedures

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in accordance with our Bylaws, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect their own slate of directors or otherwise attempting to obtain control of CTO.

Exclusive Forum Provision of our Bylaws

Our Bylaws provide that, unless we consent to the selection of an alternative forum, the sole and exclusive forum for certain actions shall be any Florida court sitting in Volusia County, Florida (or, if no Florida court sitting in Volusia County, Florida has jurisdiction, the federal district court for the Middle District of Florida). Those actions include: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors or our officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Florida Business Corporations Act or the Articles of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.

Amendments to our Bylaws

Our Bylaws may be amended, altered or repealed by the affirmative vote of two-thirds of the Board of Directors then in office at a duly constituted meeting called expressly for that purpose or by the affirmative vote of 85% of the votes eligible to be cast by the stockholders at a duly constituted meeting of stockholders called expressly for that purpose.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc. and its telephone number is (310) 823-9000.

NYSE American

Our common stock is listed on the NYSE American under the symbol “CTO.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material United States (“U.S.”) federal income tax considerations regarding CTO and the acquisition, ownership and disposition of our common stock. For purposes of this section entitled “U.S. Federal Income Tax Considerations,” references to “we,” “us,” and “our” mean only CTO and not its subsidiaries or other lower tier entities, except as otherwise indicated.

This summary is based on current law, is for general information only and is not tax advice. The tax treatment to holders of our common stock will vary depending on a holder’s particular situation. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of the holder’s personal investments or tax circumstances. Moreover, this summary does not address tax considerations applicable to certain types of holders subject to special treatment under the U.S. federal income tax laws including, without limitation:

•	a bank, insurance company, regulated investment company or other financial institution;

•	broker-dealers or traders;

•	partnerships and trusts, and partners and beneficiaries, respectively, thereof;

•	an S corporation;

•	a person who acquires our securities in connection with employment or other performances of services;

•	a person who holds our securities as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction, conversion transaction or other integrated investment;

•	a person subject to the alternative minimum tax; or

•	except as specifically described in the following summary, a tax exempt entity or a foreign person.

In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our common stock.

The information in this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and court decisions may change or adversely affect, perhaps retroactively, the tax considerations described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or sustained by a court if challenged by the IRS.

This summary is based upon the assumption that the operation of the Company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by the non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that holders hold our common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends in some circumstances on determinations of fact and interpretation of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You are advised to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and sale of our common stock, including the U.S. federal, state, local, foreign and other tax consequences of such acquisition, ownership, sale and election and of potential changes in applicable tax laws.

In general, a participant will be required to include dividends on common stock and in income for federal income tax purposes whether cash is received or such dividends are applied to the purchase of shares or to payment of administrative costs of, or fees under, the Plan. When dividends are reinvested to acquire shares directly from the Company, a participant is treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of the common stock purchased for the participant’s account under the Plan. When dividends are reinvested to acquire shares purchased in open market transactions, a participant is treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases and income equal to the amount of related fees or brokerage commissions paid by us on participant’s behalf.

When a participant participates in the optional cash investment features of the Plan, a participant will be treated as having received a dividend distribution from us with respect to the shares equal to the amount of any related brokerage fees paid by us in connection with open market purchases. Also, when a participant purchases shares of our common stock pursuant to a Waiver Discount at a price that reflects a discount, the participant may be treated as having received a dividend distribution equal to the excess of the fair market value of the shares acquired over the purchase price. In either case, any amount that is treated as a dividend will increase a participant’s basis in the shares acquired by the amount of such dividend. Participants making purchases at a Waiver Discount should consult their tax advisors regarding the tax consequences of such purchases.

These dividends and brokerage fees will be reported after the end of each calendar year to participants and to the IRS on IRS Form 1099-DIV.

Dividends are generally taxed as ordinary income. However, “qualified” dividend income received by an individual, estate or trust, meeting the holding period requirements explained below, is taxed at capital gains rates. “Qualified” dividend income includes dividends received during the tax year from a domestic corporation like CTO. The current capital gains rates for noncorporate taxpayers are currently 0%, 15% or 20% (plus the 3.8% Medicare tax described below, if applicable), depending on the taxpayers’ income tax bracket for the year in which the dividends are received and taxable. In order to qualify for taxation at these capital gains rates, the dividend must be paid with respect to shares held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other conditions must be met. Where stock certificates or book entry shares are issued by the Plan to a participant, or where a participant deposits certificates or book entry shares into the Plan, the participant does not realize taxable income from this mere change in evidence of ownership. A participant does recognize taxable gain or loss when the shares in participant’s account are sold pursuant to the terms of the Plan (or are withdrawn from the Plan and then sold by the participant). The amount of gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share sold and the participant’s tax basis for such share or fraction of a share.

A participant’s tax basis for shares of common stock purchased pursuant to the Plan will be equal to the amount of reinvested dividends a participant is treated as receiving, as described above, or optional cash investments used to purchase such shares. A participant’s holding period for shares purchased with optional cash investments will begin on the day after the shares are purchased. A participant’s holding period for shares purchased with common stock dividends will begin on the day following the date of distribution of the dividends. In the event shares are purchased on the open market, the holding period for the shares will begin no later than the day after the date such shares are credited to the participant’s account.

The Company is required to report certain tax information related to participant sales of Plan shares. This information is reported on IRS Form 1099-B and is transmitted to the participant and the IRS. In all cases, the Company must report the date of sale and the gross proceeds resulting from these sales of Plan shares. Additional information (participant’s cost or other basis in the shares and whether the gain or loss with respect to such sale is long-term or short-term) is required for the sale of certain Plan shares.

With respect to this additional reporting requirement, the Company has adopted the “first in, first out” method (“FIFO”) as its default method for determining which Plan shares have been transferred, withdrawn or sold and whether the additional reporting requirements apply. Under the FIFO method, any reduction of Plan shares will be deemed to first come from a participant’s earliest-acquired Plan shares. Note that there are certain instances where it is impractical for the Company to determine the additional reporting information, and in these cases the tax law provides an exception to the reporting requirements for shares acquired after 2010. A participant must notify the Plan Administrator (currently Computershare) prior to the transaction date for a transfer, withdrawal or sale of Plan shares if the participant wishes to use an IRS-approved method other than the FIFO method to determine which Plan shares are being sold. In all cases, participants should retain the transaction statements necessary to determine the tax basis of their Plan (and other) shares.

Investment earnings, such as dividends and capital gains on sale of stock may be subject to a 3.8% Medicare tax in the hands of individuals having “modified adjusted gross income” in excess of $200,000 ($250,000 in the case of joint returns). This same tax applies in the case of certain trusts and estates, with different thresholds.

If a participant fails to furnish to the Plan Administrator a properly completed IRS Form W-9 or its equivalent, then the “backup withholding” provisions of the Code will apply and require the Company to withhold the required amount from any dividends or sales proceeds. Where applicable, the amount of backup withholding is 24%. A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income (including dividends), unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty, if the participant provides appropriate documentation to claim the benefit of the treaty. Additionally, dividends and sales proceeds payable to foreign stockholders are subject to special reporting and withholding rules referred to as “FATCA.” If there is a failure to comply with these rules, such dividends and sales proceeds will be subject to withholding tax at a rate of 30%, even if an otherwise applicable treaty provides for a lower rate. If you are a nonresident foreign stockholder whose dividends are subject to U.S. federal income tax withholding, the amount of the tax to be withheld will be deducted from the amount of dividends, and your election regarding dividend reinvestment will apply to the net amount of dividends remaining after such deduction for tax withholding. Where withholding applies to dividends, the amount of such tax withholding is deducted from the dividends and the balance is reinvested. Statements of account for participants will indicate amounts withheld.

The information explained above is only a summary and does not purport to be a complete description of all tax consequences of participation in the Plan. You should consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all U.S. federal, state, local, non-U.S. and other tax matters in connection with the reinvestment of dividends and purchases of common stock under the Plan, your cost basis and holding period for common stock acquired under the Plan, the potential application of the “wash sale” rules and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases our common stock in open market transactions, we will sell directly to the Plan Administrator the common stock acquired under the Plan. The shares, including shares acquired pursuant to Request for Waiver forms, may be resold in market transactions on any national securities exchange on which our common stock trade or in privately negotiated transactions. Our common stock currently is listed on the NYSE American.

Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the $10,000 allowable maximum pursuant to request forms on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a Request for Waiver form, we may consider relevant factors including, among other things those factors discussed in Question 14.

We may sell common stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares. Under some circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to Request for Waiver forms.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. You will pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

LEGAL MATTERS

Pillsbury Winthrop Shaw Pittman LLP, will issue an opinion about the validity of the common stock.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited historical summary of revenues and direct costs of revenues of the multi-tenant commercial retail property called Perimeter Place incorporated by reference in this prospectus has been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited historical summary of revenues and direct costs of revenues of the multi-tenant commercial retail property called the Strand incorporated by reference in this prospectus has been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020;

•

our Current Reports on Form 8-K filed with the SEC on January 30, 2020 (with respect to Item 2.01), February 6, 2020, February  19, 2020, February  27, 2020 (with respect to Item 2.01), May  4, 2020, July  2, 2020 (with respect to Item 5.02), August  3, 2020, September 3, 2020 and September  9, 2020;

•	our Current Reports on Form 8-K/A filed with the SEC on February 21, 2020, April 9, 2020 and May 7, 2020;

•

the description of our common stock contained in our registration statement on Form 8-B filed with the SEC on July 1, 1993, including any amendment or report filed for the purpose of updating that description; and

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our Definitive Proxy Statement on Schedule 14A filed on March  19, 2020, in connection with our 2020 Annual Meeting of Stockholders, but only to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities, as well as all such documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, unless otherwise specified in such report or in a particular prospectus supplement.

You may obtain copies of any of these filings through CTO as described below or through the SEC’s Internet website as described below. Documents incorporated by reference are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

CTO Realty Growth, Inc.

1140 N. Williamson Blvd., Suite 140

Daytona Beach, Florida 32114

www.ctorealtygrowth.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are available to the public at the SEC’s website at www.sec.gov. In addition, we maintain a website that contains information about us at www.ctorealtygrowth.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this offering memorandum or any other report or document we file with or furnish to the SEC.

500,000 Shares

Common Stock

offered to stockholders

and other interested investors

solely in connection with the

Dividend Reinvestment

and Stock Purchase Plan

PROSPECTUS

                    , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts, commissions and transfer taxes, to be paid by the Registrant.

	Amount
SEC registration fee	$2,197
Printing expenses	$1,500	*
Accounting fees and expenses	$10,000	*
Legal fees and expenses	$30,000	*
Miscellaneous	$5,000	*

Total	$48,697	*

*	Estimate

Item 15.	Indemnification of Directors and Officers.

We are incorporated in the State of Florida and subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Act are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Under Section 607.0851 of the Florida Act, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Also, under Section 607.0851 of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In addition, under Section 607.0851 of the Florida Act, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding described above, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The indemnification and advancement of expenses provided pursuant to Sections 607.0851 and 607.0853 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 of the Florida Act (relating to unlawful distributions) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0857 of the Florida Act also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0851. We currently maintain such liability insurance for each of our directors and officers.

Article VI of our amended and restated articles of incorporation, as amended, and Section 6.4 of our second amended and restated bylaws provide for indemnification of, and advancement of expenses to, our directors and officers to the fullest extent permitted by law, as now in effect or later amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is therefore unenforceable.

Item 16.	Exhibits

EXHIBIT INDEX

3.1*	Amended and Restated Articles of Incorporation of Consolidated-Tomoka Land Co., dated October 26, 2011 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2011).

2.2*	Second Amended and Restated Bylaws of Consolidated-Tomoka Land Co. dated February 12, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 19, 2020).

4.1+	Specimen of Common Stock Certificate of CTO Realty Growth, Inc.

5.1+	Legal opinion of Pillsbury Winthrop Shaw Pittman regarding the legality of the securities being registered under this registration statement.

23.1+	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

23.2+	Consent of Grant Thornton, LLP — CTO Realty Growth, Inc.

23.3+	Consent of Grant Thornton, LLP — Perimeter

23.4+	Consent of Grant Thornton, LLP — The Strand

24.1+	Power of Attorney (included on and incorporated by reference to the signature page of this registration statement).

99.1	Form of Enrollment Application

*	Previously filed.
+	Filed herewith.

Item 17.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach, State of Florida, on October 1, 2020.

CTO REALTY GROWTH, INC.

By:	/s/ John P. Albright
John P. Albright President and Chief Executive Officer

S-1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints John P. Albright and Matthew M. Partridge, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John P. Albright	Chief Executive Officer, President and Director (principal executive officer)	October 1, 2020
John P. Albright

/s/ Matthew M. Partridge	Senior Vice President, Chief Financial Officer	October 1, 2020
Matthew M. Partridge	(principal financial officer)

/s/ Lisa M. Vorakoun	Chief Accounting Officer and Vice President (principal accounting officer)	October 1, 2020
Lisa M. Vorakoun

/s/ Laura M. Franklin	Chairman	October 1, 2020
Laura M. Franklin

/s/ Howard C. Serkin	Vice Chairman	October 1, 2020
Howard C. Serkin

/s/ George R. Brokaw	Director	October 1, 2020
George R. Brokaw

/s/ R. Blakeslee Gable	Director	October 1, 2020
R. Blakeslee Gable

/s/ Christopher W. Haga	Director	October 1, 2020
Christopher W. Haga

/s/ Casey R. Wold	Director	October 1, 2020
Casey R. Wold

S-2